Exhibit 99.2

FOR IMMEDIATE RELEASE

February 14, 2007

Millennium Bankshares Declares First Dividend in 2007 and

Sets Date for 2007 Annual Meeting of Shareholders

Reston, VA - February 14, 2007 - Millennium Bankshares Corporation (Nasdaq: MBVA) today announced that its Board of Directors declared a dividend of two cents ($0.02) per share for shareholders of record as of February 15, 2007. The payout of approximately $187,000 on 8.9 million shares is payable on March 1, 2007. This marks the beginning of the second consecutive year of dividends paid to shareholders.

In addition, pursuant to its Bylaws, the Board of Directors of Millennium Bankshares Corporation recently set the date of the upcoming Annual Meeting of Shareholders as Thursday, May 24, 2007. Shareholders of record on March 16, 2007, will be entitled to notice of and to vote at the meeting. The Annual Meeting will be held at the Reston Community Center at Lake Anne in Reston, Virginia, at 3:00 p.m.

About Millennium Bankshares

Millennium Bankshares Corporation is a financial holding company headquartered in Reston, Virginia. It was incorporated in 1998 and began operations in April 1999. Millennium provides commercial and consumer banking services through Millennium Bank, National Association. Millennium Bank is a nationally chartered community bank with seven banking offices - five in Northern Virginia (Reston (2), Great Falls, Herndon and Warrenton) and two in Richmond, Virginia (Broad Street and Colonial Heights). The bank provides a broad range of commercial and retail banking services designed to meet the needs of businesses and consumers in the communities it serves. The Bank's Internet address is www. millenniumbank.com. Investors are encouraged to visit Millennium's Investor Relations web site at www.millenniumbankshares.com

Contacts:

Carroll C. Markley, CEO

(703) 464-1970

Dale G. Phelps, CFO

(703) 464-1962